Exhibit 99.1

ACER THERAPEUTICS INC. SUPPLEMENT

TO PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

To be held on November 8, 2023

October 30, 2023

Explanatory Note

As previously disclosed, on August 30, 2023, Acer Therapeutics Inc. (“Acer” or the “Company”), Zevra Therapeutics, Inc., a Delaware corporation (“Zevra”), and Aspen Z Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Zevra (“Merger Sub”), entered into the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will, at the closing (the “Closing” and the date on which the Closing occurs, the “Closing Date”), merge with and into Acer (the “Merger”), and Acer will become a wholly-owned subsidiary of Zevra upon the filing of the certificate of merger with the Delaware Secretary of State (the “Effective Time”).

On October 10, 2023, Acer filed a definitive proxy statement (the “Proxy Statement”) for a Special Meeting of Stockholders (the “Special Meeting”) to be held at 11:00 a.m., Eastern Time on November 8, 2023. Stockholders will be able to attend the special meeting by visitinghttps://www.cstproxy.com/acertx/sm2023. This supplement (this “Supplement”) to the Proxy Statement supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement. Also on October 10, 2023, Zevra announced that Neil F. McFarlane has been named President and Chief Executive Officer of Zevra and appointed to its Board of Directors, effective October 10, 2023.

Following announcement of the Merger, as of the date of this Supplement, three purported stockholders of Acer have filed complaints entitled Jerry Beavee v. Acer Therapeutics, Inc., et al., No. 1:23-cv-08995 (S.D.N.Y. filed Oct. 12, 2023), Kevin Turner v. Acer Therapeutics, Inc., et al., No. 1:23-cv-01185 (D. Del. filed Oct. 20, 2023) and Matthew Jones v. Acer Therapeutics, Inc., et al., No. 1:23-cv-01186 (D. Del. filed Oct. 20, 2023) (the “Complaints”) alleging that the Proxy Statement omitted material information with respect to the Merger and demanding that the Merger be enjoined unless certain supplemental disclosures are made. Certain other purported stockholders have sent demand letters to the Company making allegations and demands similar to those in the Complaints. It is possible that other complaints will be filed or demand letters received. The Company believes that the alleged omissions are immaterial and that no supplemental disclosure is required by applicable rule, statute, regulation or law.

However, solely in order to avoid the risk that these lawsuits and demand letters may delay or otherwise adversely affect the consummation of the Merger, or further harm the Company’s financial condition, the Company has determined to voluntarily make the supplemental disclosures to the Proxy Statement set forth below. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of the supplemental disclosures. The Company’s board of directors continues to recommend unanimously that you vote “FOR” the proposals being considered at the Special Meeting.

The information contained herein and in the supplemental disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety, along with periodic reports and other information Acer has filed with the Securities and Exchange Commission (the “SEC”). To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references below are to pages in the Proxy Statement, and terms used below, unless otherwise defined herein, have the meanings given to such terms in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures. The information contained herein speaks only as the date of this Supplement, unless the information indicates another date applies.

This Supplement supplements and updates the disclosures in the Proxy Statement as follows:

●

Under “The Merger – Relevant Historical Background for Acer – Strategic Review, Outreach and Engagement” on page 83, the first paragraph thereof is supplemented to add the following two sentences at the end of that paragraph to read as follows:

“None of the confidentiality agreements entered into with the 23 parties (including Zevra) included standstill provisions with “don’t ask, don’t waive” provisions or other provisions that would prevent others from making competing offers. None of the four parties (including Zevra) that engaged in substantive discussions with Acer regarding a potential transaction, indicated an interest in offering employment to Acer’s directors or executive officers following a potential transaction.”

●

Under “The Merger – Opinion of Acer’s Financial Advisor – Analysis of Consideration” on page 97, the first sentence in the third paragraph thereof is amended and restated to read as follows (new language is underlined):

“For analytical purposes, William Blair calculated the net present value (“NPV”) of the CVR milestone payments as set forth in the following table based upon certain probability of success and timing assumptions with respect to the Company’s products and product pipeline, in each case as prepared by senior management based on published industry data for clinical trial and regulatory approval success rates and confirmed by the Acer Board, and approved for William Blair’s use on August 24, 2023, in each case as described in the table below.”

●

Under “The Merger – Opinion of Acer’s Financial Advisor – Acer Financial Analyses- Acer Discounted Cash Flow Analysis” on page 99, the fourth sentence in the first paragraph thereof is amended and restated to read as follows (new language is underlined):

“In this analysis, William Blair exercised its professional judgment, based on its experience and expertise, and used the perpetuity growth method to estimate a terminal value of Acer by utilizing a perpetuity growth rate of negative 80.0%, which reflects the likely loss of product exclusivity upon the expiration, in 2036, of Acer’s U.S. and foreign patents with claims related to OLPRUVA™ and upon the expiration, in 2038, of Acer’s U.S. patent with claims related to EDSIVO™, and assumed an effective tax rate of 26.0%, per estimates of senior management of Acer.”

●

Under “The Merger – Opinion of Acer’s Financial Advisor – Acer Financial Analyses- Acer Discounted Cash Flow Analysis” on page 99, the first sentence in the third paragraph thereof is amended and restated to read as follows (new language is underlined):

“William Blair aggregated the present value of the after-tax unlevered free cash flows over the applicable forecast period, the present value of the potential tax savings expected to result from utilization of Acer’s future NOLs ($3.2 million and $7.0 million for Management Plan 1 and Management Plan 2, respectively), and the present value of the assumed terminal value. William Blair then derived a range of implied equity values per share by subtracting Acer’s net debt of $34.4 million as of July 31, 2023, and the upfront and buy-out payments to Relief Therapeutics of $11.5 million, and dividing such amount by Acer’s total diluted shares outstanding as of August 28, 2023 (consisting of 24,463,726 common shares, options to purchase 3,011,506 common shares, and warrants to purchase 3,920,306 common shares; as adjusted to take into account the impact of dilutive securities based on the treasury stock method at the implied share price), and further adjusted to incorporate the pro forma impacts of the referenced capital raises in the preceding paragraph. This analysis resulted in (i) a range of implied equity values of $0.90 to $2.71 per share with respect to Management Plan 1 and (ii) a range of implied equity values of $1.13 to $3.63 per share with respect to Management Plan 2.”

●	Under “The Merger – Opinion of Acer’s Financial Advisor – Zevra Financial Analysis – Zevra Selected Public Companies Analysis” on page 100, the first table is amended and restated as follows:

		Enterprise
	Enterprise	Value / CY
	Value	2026E
Company	($ in millions)	Revenue
Amarin Corporation PLC	$127	0.25x
Calliditas Therapeutics AB	$460	0.78x
Cara Therapeutics, Inc.	$59	0.35x
Genfit S.A.	$118	1.28x
Intercept Pharmaceuticals, Inc.	$383	1.08x
Lexicon Pharmaceuticals, Inc.	$312	1.43x
Optinose, Inc.	$202	0.95x
Rigel Pharmaceuticals, Inc.	$204	1.04x
Xeris Biopharma Holdings, Inc.	$454	1.59x

●	Under “The Merger – Opinion of Acer’s Financial Advisor – Zevra Financial Analysis – Zevra Selected Precedent Transactions Analysis” on page 101, the first table is amended and restated as follows:

					Enterprise Value /
			Upfront	Upfront + CVR	Revenue
			Enterprise	Enterprise		Upfront +
			Value	Value	Upfront	CVR
Date Announced	Target	Acquiror	($ in millions)	($ in millions)	CY+3	DY+3
Jan. 2023	Concert Pharmaceuticals, Inc.	Sun Pharmaceutical Industries	$426	$679	1.84x	2.92x
Oct. 2021	Adamas Pharmaceuticals	Supernus Pharmaceuticals	$456	$505	3.05x	3.39x
Oct. 2020	AMAG Pharmaceuticals	Covis Group SARL	$673	$673	3.07x	3.07x
Apr. 2018	Wilson Therapeutics	Alexion Pharmaceuticals	$802	$802	NMF	NMF
Oct. 2017	Dimension Therapeutics	Ultragenyx Pharmaceuticals	$127	$127	0.39x	0.39x
Sept. 2016	Raptor Pharmaceuticals	Horizon Therapeutics	$754	$754	3.69x	3.69x

●	Under “The Merger – Management’s Forecasts – Summary of Management Forecasts” on page 104, the second paragraph thereof is supplemented to include a new second sentence to read as follows:

“For clarity, the Acer Board did not have access to any non-public financial projections for Zevra.”

●	Under “The Merger – Interests of Acer Directors and Executive Officers in the Merger – New Employment Arrangements” on pages 109-110, the paragraph is amended and restated to read as follows:

“As of the date of the Merger Agreement and as of the date of the Proxy Statement, none of Acer’s directors or executive officers had entered into any agreement, arrangement or understanding with Zevra or any of its executive officers, directors or affiliates regarding employment with Zevra or any of their affiliates. Subsequent to the date of the Proxy Statement, certain of Acer’s executive officers entered into discussions with Zevra or its affiliates regarding continued employment following the closing of the transaction, although no agreements have been entered into as of the date of this Supplement.”

Important Information

In connection with the solicitation of proxies, the Company filed the Proxy Statement on October 10, 2023 with the SEC. Stockholders can access the Proxy Statement and other proxy materials and vote at https://www.cstproxy.com/acertx/sm2023. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE COMPANY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. In addition, the Company files annual, quarterly and current reports with the SEC. These reports can be obtained free of charge at the SEC’s web site at www.sec.gov or from the Company’s website www.acertx.com.